Purebase

DISTRIBUTION AGREEMENT
(EXCLUSIVE)

This Distribution Agreement (the "Agreement") is dated, for reference purposes **September 5, 2019**, and entered into by and between **PUREBASE AG**, a Nevada corporation, having its offices at 8625 State Highway 124, Ione, California ("Purebase"), and **New Ag Technologies Inc.**, a California based company having its office at 30011 Ivy Glenn Suite 224, Laguna Niguel Ca, (the "Distributor"). Purebase and Distributor are collectively referred to herein as "Parties" and individually as "Party."

RECITALS

A. Purebase is principally engaged in the extraction, manufacturing, development and distribution of organic and/or sustainable agricultural products including, but not limited to, fertilizers and soil amendments.

B. Distributor is engaged in the business of marketing, distributing and selling various agriculture and environmental products for plant nutrition, soil fertility and soil restoration.

C. Distributor desires to serve as a distributor of certain Purebase products in specific geographic locations and Purebase desires to engage Distributor to serve as a distributor of certain Purebase products, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and intending to be legally bound hereby, the Parties mutually agree as follows:

1. PRODUCTS AND TERRITORY.

1.1 Appointment. Subject to the terms and conditions of this Agreement, Purebase hereby appoints Distributor on a non-exclusive basis as its distributor in the Territory (as defined below) for the sale of the products listed in Exhibit A (the "Products") during the term of this Agreement. Distributor acknowledges that certain Products may be organic or naturally formed and therefore may be subject to variations of ± 5% in the specific nutrient and microbial content from the amount listed on the Product label. The Parties understand that such variations are common with organic or natural materials and products and that such variations are acceptable and do not represent nor provide a basis for Distributor to reject such Products or provide a basis for Distributor to claim a breach of this Agreement by Purebase.

1.2 Territory. Purebase is appointing Distributor hereunder with respect to the resale of Products to any customers whose principal place of business is located in the locations set forth in Exhibit B, which may be amended from time to time pursuant to this Agreement (the "Territory").

1.3 Activities Outside the Territory. Distributor shall refrain from establishing or maintaining any branch, warehouse or distribution facility for the Products outside of the Territory. Distributor shall not engage in any advertising or promotional activities relating to the Products directed primarily to customers outside the Territory and shall not solicit orders from any current or prospective customer with its principal place of business located outside the Territory. The restrictions of this Section 1.3 shall not

limit Distributor's sales activities to those customers that maintain facilities and operations at locations within the Territory as well as outside the Territory.

1.4 Requests from Outside the Territory. If Distributor receives any order from a current or prospective customer whose principal place of business is located outside the Territory, Distributor shall immediately refer that order to Purebase. Distributor shall not accept any such orders. Distributor may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory. The restrictions of this, Section 1.4, shall not apply to customers or potential customers that maintain facilities and operations at locations within the Territory as well as outside the Territory.

1.5 Expansion of Products and Territory. Purebase reserves the right, in its sole discretion, at any time upon thirty (30) days' prior written notice to Distributor, to expand or reduce in any manner the Products which are covered by this Agreement. Any change to the Products shall be reflected in an amendment to Exhibit A. Purebase also reserves the right, in its sole discretion, at any time upon thirty (30) days' prior written notice to Distributor, to expand or reduce in any manner the Territory, as defined in this Agreement. However, any such change by Purebase shall give Distributor a thirty (30) day timeframe to evaluate and accept or reject (in writing) such changes to this Agreement. If accepted, then the modified Agreement shall continue as modified, but if rejected, then this Agreement shall terminate and be null and void.

1.6 Purebase Global Accounts. Notwithstanding the provisions of this Section 1, Purebase reserves the right to sell Products directly or indirectly to existing or prospective accounts who buy on an international basis and operate under national contracts and centralized purchasing programs, some of which may be located within the Territory ("Purebase Global Accounts"). Distributor acknowledges that any sales by Purebase to Purebase Global Accounts is not and shall not be considered a breach by Purebase of this Agreement. Except upon terms mutually agreed upon by the Parties, Distributor shall not sell or attempt to sell any Products to any Purebase Global Accounts, which shall be deemed a material breach of this Agreement.

2. PRICES AND PAYMENT.

2.1 Ordering. Distributor shall order Products from Purebase by submitting a written purchase order identifying the Products ordered, quantity, requested delivery date(s), shipping address and any export/import information required to enable Purebase to fill the order. All orders for Products are subject to acceptance by Purebase. If accepted, Purebase will provide Distributor with a detailed pro forma invoice representing an order acknowledgement. All prices, unless otherwise agreed upon by the Parties, do not include delivery charges, which shall be the sole responsibility of Distributor. Distributor shall specify the carrier on each purchase order. Purebase shall have no liability to Distributor with respect to purchase orders which are not accepted; provided, however, that Purebase will not unreasonably reject any purchase order for Products that meets the requirements of this Section 2.1 and that does not request any modifications or additions to the Products.

2.2 Pricing by Purebase. If a purchase order is accepted in accordance with Section 2.1 above, the prices for Products covered by such purchase order shall be in U.S. Dollars in accordance with the Product and Price List set forth in Exhibit A. Purebase may from time to time amend Exhibit A to change Product pricing, such change being effective thirty (30) days following delivery to Distributor of notice thereof; provided, however, that no price change shall affect purchase orders offered by Distributor and accepted by Purebase prior to the date such price change becomes effective. All shipping and freight services related to Products is the sole responsibility of Distributor and all costs related thereto shall be prepaid by Distributor.

2.3 Pricing by Distributor. Except for any Territory located in Exhibit B, Distributor shall be free to establish its own pricing for Products sold, provided Distributor first obtains the written consent of Purebase. Distributor shall notify Purebase of its pricing, as in effect from time to time.

2.4 Limitations. The ultimate shipment of orders to Distributor shall be subject to the right and ability of Purebase to make such sales and obtain any required licenses and permits, under all decrees, statutes, rules and regulations of the government of the United States and agencies thereof presently in effect or which may be in effect hereafter. Any required licenses and permits shall be the exclusive financial responsibility of the Distributor.

2.5 Distributor Representations. Distributor hereby agrees: (i) to obtain or assist Purebase in obtaining any required licenses or permits or complying with any other regulatory requirements in the Territory by providing all reasonably requested support, including but not limited to supplying such documentation or information as may be requested by Purebase; (ii) to comply with such decrees, statutes, rules and regulations of the government of the United States and agencies thereof; (iii) to maintain the necessary records to comply with such decrees, statutes, rules and regulations; (iv) to not re-export any Products except in compliance with such decrees, statutes, rules and regulations; (v) to not sell, transfer, or otherwise dispose of the Products in violation of the export laws of the United States or the laws of the jurisdiction in which the Products are delivered; and (vi) to indemnify, defend and hold harmless Purebase from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Purebase as a result of any breach of this Section 2.5 or Section 2.6 below by Distributor or any of Distributor's customers.

2.6 Export/Import Controls. Distributor hereby expressly acknowledges that the Product may be subject to export controls of the United States and import controls of the country in which the Territory is located and agrees and provides its assurances that the Products will not be transferred, directly or indirectly, to any destination contrary to the requirements of the law of the United States or the laws of the country in which the Territory is located.

2.7 Packing and Shipment. Unless Distributor requests otherwise, all Products ordered by Distributor shall be packed for shipment and storage in accordance with Purebase's standard commercial practices. It is Distributor's obligation to furnish Purebase with all packaging labels for placement upon product container prior to shipment (which shall be at Distributor's sole cost and expense). Risk of loss and damage to a Product shall pass to Distributor upon the delivery of such Product to the common carrier designated by Distributor. All claims for non-conforming shipments must be made in writing to Purebase within ten (10) days of the passing of risk of loss and damage, as described above. Any claims not made within such period shall be deemed irrevocably waived and released.

2.8 Payments. Distributor shall make a payment of thirty percent (30%) of the purchase order, with respect to the Product, immediately upon the acceptance of a purchase order and the remaining seventy percent (70%) of the balance due upon the submission of each Bill of Lading. All such amounts shall be paid in U.S Dollars. Amounts hereunder shall be considered to be paid as of the day on which funds are received by Purebase or into Purebase's account. No part of any amount payable to Purebase hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which Distributor might have or claim to have against Purebase, any other party or otherwise. In the event Distributor cancels a purchase order for Products that involve unique formulation or special packaging and that was previously accepted by Purebase.

2.9 Letter of Credit. If Distributor is not located in the United States, Purebase may, in its sole discretion, require Distributor, at its sole cost, to provide to Purebase as collateral for the full and faithful performance by Distributor of all of its obligations under this Agreement, an irrevocable and unconditional negotiable letter of credit (the "Letter of Credit") in the amount of the purchase order (the "LC Amount"), payable at sight. Such Letter of Credit shall be issued by a solvent nationally recognized United States financial institution acceptable to Purebase, from which Purebase may draw on such Letter of Credit. The Letter of Credit shall: (i) remain valid and subject to the terms of this Section 2.9 for the term the Agreement, and if the Letter of Credit is replaced, renewed, or extended during the term of this Agreement, Distributor shall deliver a new Letter of Credit or certificate of renewal or extension to Purebase at least ninety (90) days prior to the expiration of the expiring Letter of Credit, without any action whatsoever on the part of Purebase; (ii) be fully assignable by Purebase; and (iii) permit partial draws. In addition to the foregoing, the form and terms of the Letter of Credit (and the financial institution issuing the same) shall be acceptable to Purebase, in Purebase's sole discretion, and shall provide, among other things, that: (A) such Letter of Credit shall be irrevocable, unconditional, and payable at sight; (B) Purebase, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing financial institution of Purebase's statement that such amount is due to Purebase under the terms and conditions of this Agreement, it being understood that such statement shall be signed by any member of the senior management of Purebase and; (C) the Letter of Credit will be honored by the issuing financial institution without inquiry as to the accuracy thereof and regardless of whether the Distributor disputes the content of such statement.

2.10 Interest. All amounts due and owing to Purebase hereunder that are not paid by Distributor on the due date thereof shall bear interest (in U.S. Dollars) at the rate of the lesser of: (i) 1.5% per month on the unpaid balance; or (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from the date on which portions of such amounts become due and owing until payment thereof in full.

2.11 Purchase Order Discrepancy. In the event of any discrepancy between any purchase order accepted by Purebase and this Agreement, the terms of this Agreement shall govern.

3. OTHER OBLIGATIONS OF DISTRIBUTOR.

3.1 Facilities and Resources. Distributor shall employ competent and experienced service personnel, provide appropriate facilities and resources so as to render prompt and adequate service to the users of the Products in the Territory, and so as to comply with all of Distributor's obligations under this Agreement. Distributor shall provide adequate and appropriate training to its staff concerning the Products.

3.2 Promotional Materials. Distributor shall use sales and technical literature as well as promotional artwork and training materials provided by Purebase. Distributor may, at its sole cost and expense, alter such materials or develop any other materials in connection with the marketing and distribution of Products (including but not limited to product brochures and sales aids), subject to Purebase's review and written approval prior to any use of such materials. Purebase shall retain all right, title and interest in and to such materials.

3.3 Customer Service. Distributor shall provide customer service (including, but not limited to, taking orders, responding to customer inquiries, fulfilling requests for quotes on Product pricing, and forwarding Product complaints to Purebase as legally required) on a timely basis and shall provide such assistance and information to customers as is reasonably requested by Purebase.

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3.4 Translations. If Distributor is not located in the United States, Distributor shall translate, at its own expense, all user and technical manuals, and advertising and marketing information into the language(s) of its customers and provide Purebase with advance copies of all such materials for prior approval by Purebase. Purebase shall own such translations and related intellectual property rights; provided, however, Distributor shall have a non-exclusive right to use such translations during the term of this Agreement in connection with its activities pursuant to this Agreement.

4. PUREBASE'S OBLIGATIONS.

4.1 Assistance. Purebase will provide Distributor with such marketing and technical assistance and free Product samples as Purebase may in its discretion consider necessary to assist Distributor with the promotion of the Products. Purebase shall provide, in its discretion, appropriate field technical assistance to Distributor and Distributor's customers. In its sole discretion, Purebase may also assist Distributor through participation in national trade shows or seminars at such locations as selected by Purebase. Any new customer leads developed by Purebase in the Territory through the foregoing efforts will be directed to Distributor for follow up as potential customers.

4.2 Training. Purebase agrees to provide Product launch training to Distributor's personnel in connection with the marketing, sale, maintenance and support of the Products.

4.3 Maintenance. Purebase shall designate maintenance and support personnel to assist Distributor's support personnel in providing maintenance and support services.

5. RELATIONSHIP OF THE PARTIES.

5.1 Independent Contractor. The Parties acknowledge and confirm that Distributor is and shall at all times be considered for all purposes to be an independent contractor. The relationship shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture or agency of any kind.

5.2 Expenses. Distributor agrees to pay, and shall solely bear, all of its incurred expenses in connection with this Agreement, including without limitation all taxes, assessments, travel, lodging and entertainment expenses.

5.3 Distributor not to enter contracts that bind Purebase. Distributor shall have no right to enter into any contracts or commitments in the name of, or on behalf of, Purebase, or to otherwise bind Purebase in any respect whatsoever. In addition, Distributor shall not obligate or purport to obligate Purebase by issuing or making any affirmations, representations, warranties or guaranties with respect to the Products to any third party.

6. BEST EFFORTS; MINIMUM OBJECTIVES.

6.1 Distributor's Best Efforts; Performance Objective. Distributor agrees, for the term of and subject to the provisions of this Agreement, to use its best efforts to promote and market the Products to the maximum number of customers in the Territory. Upon signing this Agreement, Distributor and Purebase shall mutually agree in writing on the performance objectives to be met by Distributor for Purebase's fiscal year. The established performance objectives shall become a part of this Agreement, and attached hereto as Exhibit C. The establishment of performance objectives will be reviewed annually. Distributor shall provide Purebase with an annual analysis of the market, including market size, market share data, and

competitive activities. Such information shall be provided to enable Purebase in developing the global marketing and business plans for the mutual advantage of Distributor and Purebase.

6.2 Failure to use best efforts. Failure to meet any minimum established performance objectives set forth in Exhibit C shall constitute a material breach of this Agreement for the purposes of Section 13 and may result in the termination of Distributor's exclusivity granted herein.

7. REPORTING.

7.1 Customer Reports. Distributor shall provide Purebase with written quarterly reports, which shall include customer call reports, business trends, sales forecasts for the significant customers in the Territory, market forecasts and other reports and information requested by Purebase.

7.2 Adverse Event Reporting. Distributor shall notify Purebase immediately of (i) all adverse comments or complaints by Distributor's customers regarding the Products, including comments regarding the Products' quality, stability, contamination, condition, packaging, or any other attributes or defects, and (ii) all adverse events that may be attributable to a customer's use of the Products, whether or not Distributor can confirm that the event is actually associated with the Product, and whether or not Distributor can confirm that the event was due to defect or other aspect of a Product. Distributor shall provide Purebase with information regarding the reporting requirements in the Territory.

7.3 Alleged Defects. In the event of an actual or alleged defect of a Product, Distributor or its representatives or agents shall not make any statement as to the cause, prior to receiving Purebase's written analysis of such defect, and shall thereafter make no statements contrary to or inconsistent with the results of such analysis.

7.4 Product Recall; Remedial Action. If either Party believes that a recall of any Products in the Territory is desirable or required by law in the Territory or elsewhere, it shall immediately notify the other Party. The Parties shall then discuss reasonably and in good faith whether such recall is appropriate or required and the manner in which such recall should be handled. It is Purebase's exclusive right to issue recalls, advisory notices or similar remedial actions with respect to the Products. In the event of such remedial action, Distributor will support and fully cooperate with Purebase to comply with applicable laws and regulations, and Distributor will notify its customers and, upon Purebase's request, retrieve identified Products. Any actual recalls shall be for Purebase's account and sole liability as the manufacturer.

8. TRADEMARKS, SERVICE MARKS AND OTHER INTELLECTUAL PROPERTY.

8.1 Intellectual Property. Purebase grants Distributor a limited, non-exclusive, non-transferable right to use Purebase's trade names, trademarks, and service marks that are designated by Purebase for each Product (the "Purebase Intellectual Property") for the duration of this Agreement and solely in connection with selling, marketing and distributing the Products in accordance with this Agreement. Distributor shall, upon Purebase's request, cooperate with Purebase in any action necessary or desirable to register with the appropriate governmental agencies any Purebase trademark used or proposed to be used hereunder, and to protect any Purebase trademark proposed to be used. Distributor shall not at any time do or permit any act to be done which may in any way impair, limit or otherwise adversely affect the rights of Purebase in and to the Purebase Intellectual Property or the value of the Purebase Intellectual Property.

8.2 Quality Control. In order to comply with Purebase's quality control standards, Distributor shall: (i) use the Purebase Intellectual Property in compliance with all relevant laws and regulations; (ii)

Purebase

accord Purebase the right to inspect during normal business hours, without prior advance notice, Distributor's facilities used in connection with efforts to store or sell the Products in order to confirm that Distributor's use of such Purebase Intellectual Property is in compliance with this provision; and (iii) not modify any of the Purebase Intellectual Property in any way and not use any of the Purebase Intellectual Property on or in connection with any goods or services other than the Products.

8.3 Inventions. Any inventions made, developed, conceived, or reduced to practice by Distributor that relate to the Products, and any intellectual property relating thereto, shall be owned solely by Purebase. Distributor hereby assigns and transfers to Purebase all right, title, and interest in and to such inventions and related intellectual property and agrees to take all further acts reasonably required to evidence such assignment and transfer to Purebase, all at Purebase's expense. Purebase hereby grants to Distributor a nonexclusive, royalty-free, nontransferable license to such improvements made by Distributor.

8.4 Notice of Intellectual Property Infringement. Distributor shall promptly notify Purebase in writing of any patent or copyright infringement or unauthorized use of Purebase Intellectual Property in the Territory of which Distributor becomes aware. Purebase shall have the exclusive right in its sole discretion to institute any proceedings against such third party in its name and on its behalf. Distributor shall cooperate fully with Purebase in any legal action taken by Purebase against such third parties, provided that Purebase shall pay all expenses of such action and all damage relating to damage suffered personally by Purebase which may be awarded or agreed upon in settlement of such action shall accrue to Purebase.

9. COVENANT NOT TO COMPETE. During the term of this Agreement, unless Distributor has previously disclosed to Purebase in writing of Distributor's existing competitive products, Distributor shall not market directly or indirectly in the Territory any products that are the same or similar to the Products and that are developed or manufactured by any party engaged in the similar industry as Purebase. In the event the Distributor breaches the terms of this Section 9 such breach will be deemed a material breach of this Agreement and Purebase may pursue all remedies available to Purebase at law or in equity with respect to such breach.

10. LIMITED WARRANTY.

10.1 Representations by Purebase. As to all components of the Products manufactured by Purebase, Purebase warrants that, at the time of shipment, Product supplied by Purebase hereunder: (i) shall meet the Product specifications agreed to in writing by the Parties; and (ii) shall be manufactured in accordance with good manufacturing practices; provided, however, that Purebase shall not be liable for any of the foregoing with respect to any Product labeling or package inserts to be provided or used by Distributor, or any translation thereof, or for any noncompliance with the foregoing due to the handling or packaging of Product by Distributor.

10.2 Limitations. Under no circumstances shall the warranties set forth in Section 10.1 apply to any Product which has been customized or modified, damaged, reused, or misused. In the event that the warranties set forth in Section 10.1 are breached and Purebase is responsible for such breach, the sole and exclusive remedy for Distributor will be replacement by Purebase of the defective Product at no cost to Distributor. THE PROVISIONS OF THE FOREGOING WARRANTIES ARE IN LIEU OF AN OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). PUREBASE'S LIABILITY ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLY OF THE PRODUCTS UNDER THIS AGREEMENT OR THE USE OR DISPOSITION OF PRODUCTS BY DISTRIBUTOR OR ITS CUSTOMER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PURCHASE PRICE PAID BY

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DISTRIBUTOR OR CUSTOMER (AS THE CASE MAY BE) FOR THE PRODUCTS. IN NO EVENT SHALL PUREBASE BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLY OF THE PRODUCTS, EVEN IF PUREBASE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

11. REPRESENTATIONS BY DISTRIBUTOR; DISTRIBUTOR COVENANTS.

11.1 Representations by Distributor. Distributor hereby represents and warrants to Purebase that, as of the Effective Date: (a) it is qualified and permitted to enter into this Agreement and that the terms of this Agreement do not conflict with and are not inconsistent with any other of its contractual obligations; (b) it is validly existing and in good standing as an entity organized or formed under the laws of the State of Nevada, and has all necessary power to perform its obligations under this Agreement and its financial resources are sufficient to enable it to perform all of its obligations under this Agreement; (c) it has not at any time in the past three (3) years been involved, and is not currently involved, in any litigation or disciplinary action involving its business practices or operations before a regulatory authority or under the laws of any country, and to its knowledge no such proceedings are anticipated to commence during the term of this Agreement; (d) it has not at any time in the past five (5) years been included on any domestic or international government agency list prohibiting, limiting or monitoring Distributor's commercial transactions or operations with any businesses located in the United States; (e) it has sufficient personnel and capacity to perform its obligations under this Agreement; and (f) it owns or controls sufficient rights for it to perform its obligations under this Agreement.

11.2 Distributor's Covenants. Distributor hereby covenants that Distributor: (a) shall maintain or arrange for facilities for storage of the Products in the Territory and store the Products in accordance with the storage specifications that Purebase will provide in writing, and in accordance with all applicable laws, rules and regulations in the Territory; (b) shall distribute and ship the Products within the Territory in accordance with Purebase's packaging, shipping and distribution specifications for the Products that Purebase will provide in writing, and in accordance with all laws, rules and regulations in the Territory; (c) shall provide Purebase with access to Distributor's (or their customers') facilities to inspect and ensure compliance with the obligations of this Agreement; (d) shall diligently discharge and perform the obligations of this Agreement; (e) shall not adulterate or misbrand Products, or engage in any activity that could or does render Products adulterated or misbranded; and (f) shall comply with and maintain all necessary records for compliance with all laws, rules and regulations in the Territory, including compliance with all export and import laws, rules, and regulations affecting the Products.

12. INDEMNIFICATION AND INSURANCE.

12.1 Indemnification. Distributor shall indemnify, defend and save Purebase, its Affiliates (as defined below) and all officers, directors, employees and agents thereof (hereinafter referred to as "Indemnitees") harmless from all claims, demands, suits or actions (including attorneys' fees incurred in connection therewith) which may be asserted against Purebase for any kind of damages, costs, or liabilities, including without limitation damage or injury to property or persons and incidental and consequential damages, which may be sustained by any third party or any of the Indemnitees arising out of or incident to the conduct of Distributor's operations under this Agreement or its use or handling of the Products. For the purpose of this Agreement, "Affiliate" shall mean, with respect to a party, any company, natural person, partnership or other business entity that controls, is controlled by, or is under common control with such party, where the term "controls" denotes the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity, or the possession, directly or

indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise (with correlative definitions for the terms "controlled by" and "common control").

Purebase shall indemnify, defend and save Distributor, its Affiliates (as defined below) and all officers, directors, employees and agents thereof (hereinafter referred to as "Indemnitees") harmless from all claims, demands, suits or actions (including attorneys' fees incurred in connection therewith) which may be asserted against Distributor for any kind of damages, costs, or liabilities, including without limitation damage or injury to property or persons and incidental and consequential damages, which may be sustained by any third party or any of the Indemnitees arising out of or incident to the conduct of Purebase's operations under this Agreement or its use or handling of the Products. For the purpose of this Agreement, "Affiliate" shall mean, with respect to a party, any company, natural person, partnership or other business entity that controls, is controlled by, or is under common control with such party, where the term "controls" denotes the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity, or the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise (with correlative definitions for the terms "controlled by" and "common control").

12.2 Insurance. During the term of this Agreement and for two (2) years thereafter, Distributor shall secure and maintain an insurance policy issued by a reputable insurance company acceptable to Purebase, with an endorsement naming Purebase as an additional insured, which policy shall insure against any and all claims, liabilities, costs or expenses resulting from or caused by (or claimed to be resulting from or caused by) the actions or inactions of Distributor and any use, handling or distribution of any Products by Distributor in the amount of at least $2,000,000 (U.S. Dollars) per claim, and $3,000,000 (U.S. Dollars) for claims in the aggregate (said limits may be attained with umbrella or excess policies of insurance). Such insurance policies of insurance shall not be subject to cancellation or any material changes except after thirty (30) days prior written notice to Purebase. Distributor shall provide Purebase with a certificate of insurance evidencing full compliance with the requirements of this Section 12.2.

13. TERMINATION.

13.1 Term. The term of this Agreement shall commence on the later of: (i) the date upon which Purebase executes this Agreement or (ii) the date upon which Distributor executes this Agreement (the later of such dates being referred to as the "Effective Date"). Unless terminated earlier pursuant to the terms of this Section 13.1, the term of this Agreement shall be for one (1) year following the Effective Date and shall automatically renew thereafter for successive one (1) year terms. Notice of termination prior to the end of the then current term must be provided in writing to the other Party no less than ninety (90) days prior to the expiration of such term.

13.2 Termination for Material Breach. Upon the occurrence of a material breach or default as to any obligation hereunder by either Party and the failure of the breaching Party to cure such material breach or default within thirty (30) days after receiving written notice thereof from the non-breaching Party, this Agreement may be terminated by the non-breaching Party by giving written notice of termination to the breaching Party, such termination being immediately effective upon the giving of such notice of termination. Material breach includes, but is not limited to: (i) breach by either party of the provisions set forth in this Agreement; (ii) impairment by Distributor of Purebase's rights in the Purebase Intellectual Property, in violation of Section 8 above; (iii) breach by either party of any federal, state or local laws, rules or regulations or any laws, rules or regulations of the Territory; (iv) failure of Distributor to make any payments timely and in accordance with this Agreement; (v) failure to establish and maintain reasonably

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sufficient personnel to adequately and effectively sell the Products within the Territory; (vi) failure to use best efforts or satisfy minimum performance objectives in accordance with Section 6.1 and Exhibit C; (vii) engaging in any act that is detrimental to Purebase, the Products, or Purebase's reputation; or (viii) any breach of any covenant, representation or warranty in this Agreement.

13.3 Change of Control of Distributor. In the event of a Change of Control of Distributor, Purebase may terminate this Agreement by giving written notice of termination to Distributor, such termination being immediately effective upon the giving of such notice of termination. For the purpose of this Agreement, "Change of Control of Distributor" shall mean (i) any consolidation or merger of Distributor with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of Distributor immediately prior to such consolidation, merger or reorganization, represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which Distributor is a party in which more than fifty percent (50%) of Distributor's voting power is transferred to a third party; or (iii) the consummation of a sale of all or substantially all of the assets of Distributor in any transaction or series of related transactions, other than a sale of all or substantially all of the assets of Distributor to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of Distributor in substantially the same proportions as their ownership of Distributor immediately prior to such sale.

13.4 Bankruptcy. Upon the filing of a petition in bankruptcy, insolvency or reorganization against or by either Party, or either Party becoming subject to a composition for creditors, whether by law or agreement, or either Party going into receivership or otherwise becoming insolvent (the "Insolvent Party"), this Agreement may be terminated by the other Party by giving written notice of termination to the Insolvent Party, such termination immediately effective upon the giving of such notice of termination.

13.5 No Compensation. In the event of a termination pursuant to any of Sections 13.2 – 13.4 above or upon expiration of this Agreement pursuant to Section 13.1 above, Purebase shall not have any obligation to Distributor, or to any employee of Distributor, for compensation or for damages of any kind, whether on account of the loss by Distributor or such employee of present or prospective sales, investments, compensation or goodwill. Distributor, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not granted to it or them by this Agreement. Distributor hereby indemnifies, defends and holds Purebase harmless from and against any and all claims, costs, damages and liabilities whatsoever asserted by any employee, agent or representative of Distributor under any applicable termination, labor, social security or other similar laws or regulations.

13.6 Payments Owed on Termination. Termination of this Agreement shall not affect the obligation of Distributor to pay Purebase all amounts owing or to become owing as a result of Products tendered or delivered to Distributor on or before the date of such termination, as well as interest thereon to the extent any such amounts are paid after the date they became or will become due pursuant to this Agreement.

14. SELL-OFF PERIOD; REPURCHASE OF INVENTORY.

14.1 Sell-Off Period. Upon termination or expiration of this Agreement, other than by Purebase pursuant to Section 13.3 or Section 13.4, Distributor shall have the right to sell off its remaining inventory of Products on a non-exclusive basis for one hundred eighty (180) days after such termination or expiration or for so long as such inventory exists, whichever is shorter; provided, however, that Distributor shall

comply with all terms and conditions of this Agreement, including those that restrict reselling activities, in effect immediately prior to termination or expiration. Distributor's rights under this Section 14.1 are expressly subject to Purebase's option to repurchase Distributor's inventory of Products, as set forth in Section 14.2.

14.2 Option to Repurchase. Upon either termination or expiration of this Agreement, as the case may be, Purebase shall have the option to repurchase Distributor's inventory of Products, which option must be exercised in writing within thirty (30) days after such termination or expiration. If Purebase exercises such option, Purebase shall repurchase Distributor's inventory of Products that are saleable and in the original packages and unaltered from their original form, subject to Purebase's inspection, test, and acceptance. Any such repurchase of Distributor's inventory of Products shall be at a price agreed upon by the Parties, but in no event greater than the original price paid for such Product. Repurchased inventory shall be shipped by Distributor freight prepaid for Purebase's account, according to Purebase's instructions. Purebase shall pay Distributor for such repurchased Products and freight within thirty (30) days after Purebase receives those Products in one of its facilities.

15. GENERAL TERMS.

15.1 Modification. No modification or change may be made in this Agreement except by written instrument duly signed by Distributor and by a duly authorized representative of Purebase.

15.2 Assignment. Distributor may not assign all or any part of its rights and obligations under this Agreement to anyone without the prior written consent of the Purebase. Purebase may assign its rights and obligations under this Agreement to (a) any of its Affiliates, (b) any person or entity to whom Purebase licenses or otherwise transfers the right to manufacture Product, or (c) any person or entity with which Purebase is merged or by which it is acquired or which purchases all or substantially all of its assets; provided that any such assignee agrees to abide and perform all Purebase's obligations and duties under this Agreement. Purebase shall notify Distributor of any such assignment. Any prohibited assignment shall be null and void.

15.3 Notice. All notices given under this Agreement shall be in writing and shall be addressed to the Parties at their respective addresses set forth below:

If to Distributor: New Ag Technologies Inc.,
Attn: Dean Dinh
30011 Ivy Glenn, Suite 224
Laguna Niguel, Ca. 92677
Tel.: (714) 612-3286

If to Purebase: Purebase AG
Attn: President/CEO
8625 State Highway 124
Ione, California, 95640
Tel.: (209) 274-9143

Either Party may change its address or contact information for purposes of this Agreement by giving the other Party written notice of its new address or contact information. Any such notice if given or made by overnight courier or recognized international courier shall be deemed to have been received on the earlier of the date actually received and the date five (5) days after the same was posted (and in providing

such it shall be sufficient to prove that the package containing the same was properly addressed and posted as aforesaid) and if given or made by telecopy transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next such succeeding business day.

15.4 Waiver. None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either Party, except by an instrument in writing signed by a duly authorized officer or representative of the Parties. Further, the waiver by either Party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other Party.

15.5 Construction of Agreement. This Agreement shall be interpreted in accordance with the commonly understood meaning of the English words and phrases hereof in the United States of America, and it and performance by the Parties shall be construed and governed according to the laws of California, without regard to conflicts of law principles that would provide for application of the law of a jurisdiction outside California. Each Party represents that it has received independent legal advice with respect to the preparation of, and the advisability of entering into, this Agreement and neither has been entitled to rely upon nor has in fact relied upon the legal or other advice of the other Party or such other Party's counsel in entering into this Agreement. Each Party has participated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against either Party by reason of the source of drafting.

15.6 Governing Law; Venue. This Agreement shall be construed under the laws of the State of California, United States of America. The Parties hereby submit to the jurisdiction of any State or Federal court sitting in city of Ione or Amador County, involving any suit, action or proceeding arising out of or relating to this Agreement. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to it at the address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction such Party is or may be subject, by suit upon such judgment.

15.7 Proprietary Information: Mutual Confidentiality. The Parties agree that they have a proprietary interest in any information provided to each other, whether in connection with this Agreement or otherwise, whether in written or oral form, which is: (i) a trade secret, confidential or proprietary information, and (ii) not publicly known (the "Proprietary Information"). The Parties shall disclose the Proprietary Information only to those of their agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Both during and after the term of this Agreement, all disclosures by the Parties to their agents and employees shall be held in strict confidence by such agents and employees. During and after the term of this Agreement, The Parties and their agents and employees shall not use the Proprietary Information for any purpose other than pursuant to this Agreement. Both parties agree to, at their own expense, return to the other Party the Proprietary Information as soon as practicable after the termination or expiration of this Agreement. All such Proprietary Information shall remain the exclusive property of the Party who generated the Proprietary Information during the term of this Agreement and thereafter.

15.8 Entire Agreement. This Agreement, including all Exhibits, supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect and sets forth the entire agreement between the Parties with respect to the subject matter hereof.

15.9 No Rights by Implication. No rights or licenses with respect to the Products or the Purebase Intellectual Property are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

15.10 Responsibility for Taxes. Taxes, whether in the Territory or any other country, now or hereafter imposed with respect to the transactions contemplated hereunder shall be the responsibility of Distributor, and if paid or required to be paid by Purebase, the amount thereof shall be added to and become a part of the amounts payable by Distributor hereunder.

15.11 Modification of Products. Distributor may not customize, alter, or modify any Product unless it obtains the prior written consent of Purebase, which consent may be withheld in the sole discretion of Purebase. Any unauthorized alteration or modification of any Product by Distributor or any third party shall relieve Purebase from any obligation it would otherwise have had with respect to such Product under the warranties described herein.

15.12 Compliance with Laws. Each Party covenants that all of its activities under or pursuant to this Agreement shall comply with all applicable laws, rules and regulations. In particular, but without limitation, Distributor shall be responsible for obtaining all licenses, permits and approvals which are necessary or advisable for the import or export of Products or for sales of the Products in the Territory and for the performance of its duties hereunder.

15.13 Attorneys' Fees. In the event of any legal action under this Agreement, then the prevailing Party in such action shall be entitled to have and recover from the other Party all costs and expenses (including attorneys' fees) incurred in such action and any appeal therefrom.

15.14 Severability. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

15.15 Counterparts. This Amendment may be executed separately in counterpart by each Party and when all of the separately executed counterpart signature pages have been combined in a single instrument, and constitute a fully executed counterpart of this Amendment. Electronically reproduced and/or transmitted signatures are equivalent to original signatures for all purposes hereof.

15.16 Performance By Affiliates. The Parties recognize that Purebase may perform some or all of its obligations, or exercise some of all of its rights, under this Agreement through one or more of its Affiliates. Any reference to Purebase in this Agreement shall be deemed to include any such Affiliates of Purebase so engaged by Purebase as it deems appropriate in light of the particular facts and circumstances.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have agreed to and executed this Agreement as of the Effective Date.

"Purebase"	"Distributor"
PUREBASE AG	NEW AG TECHNOLOGIES INC.,
By: ____________	By: ____________
Print Name: A. Scott Dockter	Print Name: Dean Dinh
Title: President/CEO	Title: Distributor

Purebase

EXHIBIT A
PRODUCT IDENTIFICATION AND PRICE LIST

Product Name	Price
CropKote (WP)	$450.34 /metric-ton FOB Ione Ca.
Organic S.E.A 2-2-2Fertilizer	$350.00 /metric-ton FOB Ione Ca.

Purebase

EXHIBIT B
TERRITORY

As referred to in section 1.2 of this agreement the term "Territory" shall refer to Southeast Asia. The terms of the use of "Territory" are subject to change based on both Parties need for growth and expansion.

Purebase

EXHIBIT C
PUREBASE SOIL ADVANTAGE (N-P-K)
Agricultural Mineral – Organic Fertilizer

Refer to attachment labels for Agricultural Mineral Analysis and Product Information:

- CropKote (WP)
- Organic S.E.A 2-2-2 Fertilizer

CropKote *(WP)*

New Ag. Technologies Inc.

FOR ORGANIC AND CONVENTIONAL AGRICULTURE

Kaolin clay wettable powder. Protects vegetables, fruits, nuts and most row crops	Reflects and diffuses ultraviolet light to dissipate heat and reduce plant stress	Suppresses and/or controls many pests and may discourage bird damage

NON- PLANT FOOD INGREDIENT: Kaolin Clay, Cayenne Pepper, Garlic, and Boric Salts

INTENDED USE: Provide sun protection to foliage, vegetables, fruits, nuts and most row crops. (May provide protection from a variety of pests and birds)

DIRECTIONS FOR USE: CropKote WP may be applied with backpack, ground or aerial spray equipment.

When mixed properly, the material will go into suspension, not solution, and will require continuous agitation during application.

To make a slurry, fill the application equipment tank with 1/2 of desired water, start agitator, slowly add desired amount of CropKote WP and then finish filling the container with balance of desired water.

Continue to agitate until thoroughly blended. Continue to agitate during application.

APPLICATION RATES:

For Avocados, Citrus and Nuts. Mix 1/2 to 1 lb. of CropKote WP per gallon of water. Apply between 100 to 500 gallons per acre as needed for desired coverage. Depending on weather conditions, it is suggested that the application be repeated every ten days.

Vegetables and Row crops such as melons, onions, bell peppers, tomatoes. Mix 1/2 to 1 lb. of CropKote WP per gallon of water. Apply between 50 to 200 gallons per acre. **Melon fruits** may require additional coverage for desired sun protection.

Fruit Trees, Berries and Vines including apples, pears and pomegranates. Mix 1/2 to 3/4 lbs. of CropKote WP per gallon of water and apply between 100-500 gallons per acre depending on tree size. Fruits may be sprayed directly for additional sun protection.

Nursery and Ornamentals. Mix 1/4 to 1/2 lb. of CropKote WP per gallon of water. Apply between 50 to 100 gallons per acre. When applied as directed, a white residue may be left on the outer skin that may need to be cleaned prior to final packaging.

COMPATIBILITY: This product has not been tested with, nor does the manufacturer recommend the additions of other products.

FIRST AID: Inhalation: remove to fresh air. If in eyes: Rinse cautiously with water for several minutes. Remove contact lenses if present and easy to do - continue rinsing. If eye irritation persists: Get medical attention. **Skin Contact:** rinse with water

WARNING: This product can expose you to chemicals including crystalline silica, which is known to cause cancer.

DANGER: May cause cancer, causes serious eye irritation.

HANDLING: Not for Human Consumption. Keep out of the reach of children. Obtain special instruction before use. Do not handle until all safety precautions have been read and understood. Wash thoroughly after handling.

Wear protective gloves / eye protection / face protection.

If exposed or concerned: Get medical advice/attention.

Use Protective Safety Goggles, NIOSHA approved respirator and overalls to keep skin contact to a minimum.

STORAGE AND DISPOSAL: Store locked up. Dispose of contents and container in accordance with local, regional, and national regulations.

LIMITED WARRANTY

New Ag. Technologies Inc. warrants that this product conforms to the Guaranteed Analysis. Liability of New Ag. Technologies Inc. is limited to the replacement of any product that does not meet these specifications. Buyer assumes all associated risks and New Ag. Technologies Inc. will not be held liable for property damages or personal injury resulting for the use, storage or handling of this product.

NET WEIGHT

25 kg

Manufactured in Ione, CA
and Guaranteed by:

New Ag. Technologies
50 West Liberty Street Suite 880
Reno, NV 89501

CropKote *(WP)*

FOR ORGANIC AND CONVENTIONAL AGRICULTURE

Kaolin clay wettable powder. Protects vegetables, fruits, nuts and most row crops	Reflects and diffuses ultraviolet light to dissipate heat and reduce plant stress	Suppresses and/or controls many pests and may discourage bird damage

Description

Derived from kaolin clay, a natural mineral, CropKote WP forms a barrier film that acts as a broad spectrum crop protectant. It is labeled to control insect pests and disease, while protecting against sunburn and heat stress.

The kaolin clay coats the plants with a white powder film that acts in several ways to deter pests. It creates a hostile environment for insects and mites, the particles adhere to the insects acting as a strong irritant and the film creates a physical barrier to insects like psylla. The other organic additives protect crops by controlling or suppressing a variety of pests by natural means.

The material is porous, which allows the important process of gas exchange to occur. In addition, CropKote WP helps prevent sunburn damage and can enhance fruit coloring.

•Use on trees such as apples, pears, peaches, citrus, berries and some field crops.

•Labeled for use with a wide range of insects. For a full list of the pests that it controls click on the Product label link under Useful Information to see the list on the CropKote WP label.

For complete information and mixing instructions, click on the Product Label link under Useful Information.

Manufactured in Ione, CA
and Guaranteed by:
New Ag Technologies Inc.
1766 E. Belmont Ave.
Anaheim, CA 92805 USA
714-612-3286

Characteristics

Chemical Form	Concentrate, Dry
Organic Status	Approved for Use in Certified Organic Agriculture
Active Ingredients	Kaolin Clay, Cayenne Pepper, Garlic, and Boric Salts
Application Frequency	Multiple Application
Application Season	Fall, Spring, Summer, Winter
Organic Ingredients	Yes
Pest Control Class	Fungicide, Insecticide
Fungus & Disease Control	Leaf Spot
Insect Control	Termites, Apple Maggots, Codling Moths, Cut Worms, Grasshoppers, Gypsy Moths, Japanese Beetles, Leaf Roller, Leafhoppers, Oriental Fruit Moth, Sharpshooter, Stink Bugs, Thrips

CropKote *(WP)*

FOR ORGANIC AND CONVENTIONAL AGRICULTURE

NOTE TO BUYER/USER: READ THE FOLLOWING BEFORE USING THIS PRODUCT FOR SPECIAL USE APPLICATIONS:

The DIRECTIONS FOR USE for this product for the use on pome fruits, described below, were developed by persons other than New Ag Technologies Inc. New Ag Technologies Inc. itself makes no representation or warranty with respect to performance (efficacy) and/or crop tolerance (phytotoxicity) claims for this product when used in accordance with this label.

Accordingly, the user assumes risk of damage or loss resulting from such uses, and agrees to hold New Ag Technologies Inc. harmless from any claims based on efficacy and/or phytotoxicity in connection with the uses described below.

DIRECTIONS FOR USE ON POME FRUITS crop group 11 (apple, crabapple, pear, quince)

Spray Volume: Apply to near-drip. Do not apply to run-off to avoid waste and poor coverage. For typical semi-dwarf trees in full foliage, a spray volume of 1000 to 2000 liters per hectare is recommended. Adjust volume per Tree Row Volume to achieve near drip for larger or smaller trees. For mature pear trees, a spray volume of 1000 – 2000 liters per hectare is recommended.
Concentration (the amount of CropKote WP crop protectant per 1000 liters of water): Use 25 to 50 kg CropKote WP crop protectant per 1000 liters of water. Early applications typically use 37.5 to 50 kg CropKote WP crop protectant per 1000 liters of water per hectare while follow-up applications may only require 25 kg CropKote WP crop protectant per 1000 liters of water per hectare.

CropKote WP crop protectant may decrease damage to pome fruits (apple, crabapple, quince and pear) caused by the pests listed in the following table. Supplemental methods may be needed to enhance the level of performance achieved by application of CropKote WP crop protectant. Applications at petal fall may disrupt leaf miner parasitism, requiring supplemental control measures.
Plant Response Precautions: CropKote WP crop protectant keeps plant surfaces cooler and an advance or delay in maturity may result. Pome fruit may have maturity delays of 3 to 7 days, especially in cool regions.

Manufactured in Ione, CA
and Guaranteed by:
New Ag Technologies Inc.
1766 E. Belmont Ave.
Anaheim, CA 92805 USA
714-612-3286

CropKote *(WP)*

FOR ORGANIC AND CONVENTIONAL AGRICULTURE

PEST
Application Rate: kg product/ha
RECOMMENDATIONS
Pear psylla

50
Monitor populations to ensure that applications are needed, and apply prior to oviposition in the spring. Pre-bloom: Apply up to 3 pre-bloom applications every 7-10 days. Make first application as early as the delayed dormant stage or pear development, but no later than green cluster bud. Petal Fall: Apply 3 applications every 7-14 days starting at first petal fall. Tarnished plant bug Start application before infestation begins and continue at 7-14 day intervals. Lengthening respray interval past 14 days is not recommended. Over-wintering leafrollers, especially oblique banded leafroller (OBLR) Apply first 2 sprays 7 days apart starting just prior to green tip stage of host development or at initial emergence of leafroller larvae, as determined by monitoring. Make initial application before larvae roll up into leaves. For subsequent generations apply at 7 – 14 day intervals as larvae emerge. Leafhoppers Apply first spray within 3 days of first petal fall or at initial infestation as determined by monitoring. Continue every 7-14 days during infestation period. Apple maggot Apply 2 sprays 7 days apart before expected oviposition or at first detection of infestation. Continue applications every 7-14 days to keep fruit completely covered during egg laying period. Plum curculio, codling moth (first generation only), oriental fruit moth, apply at first detection. Continue applications every 7 days to keep fruit completely covered during egg laying period. Sunburn and heat stress

NOTE TO USER: READ THE FOLLOWING BEFORE USING THIS PRODUCT FOR THE INDICATED SPECIAL USE APPLICATIONS:

The DIRECTIONS FOR USE for this product for the uses described below were developed by persons other than New Ag Technologies Inc. and accepted for registration by Health Canada under the User Requested Minor Use Label Expansion program. New Ag Technologies Inc. itself makes no representation or warranty with respect to performance (efficacy) or crop tolerance (phytotoxicity) claims for this product when used on the crops listed below. Accordingly, the
Buyer and User assume all risks related to performance and crop tolerance arising, and agree to hold New Ag Technologies Inc. harmless from any claims based on efficacy or phytotoxicity in connection with the uses described below.

DIRECTIONS FOR USE ON CUCURBITS crop group 9 (balsam apple; balsam pear; cantaloupe; chayote, fruit; cucumber; cucumber, Chinese; gherkin, West Indian; gourd, edible; melon; melon, citron; muskmelon; pumpkin; squash; squash, summer; squash, winter; watermelon; waxgourd, Chinese)
Mix Instructions: For order of addition and exact mix instructions for agitating and non-agitating sprayer tanks see 'a. Mix Instructions'.

Manufactured in Ione, CA
and Guaranteed by:
New Ag Technologies Inc.
1766 E. Belmont Ave.
Anaheim, CA 92805 USA
714-612-3286

Spray Volume: Apply to near-drip. Do not apply to run-off to avoid waste and poor coverage. The volume of water/ha required will increase throughout the growing season in relationship to the increasing size of the crop and its foliage. A maximum spray volume of 500 L water/ha is recommended.
Application of plain water via normal sprayer prior to harvest may help to reduce CropKote WP crop protectant residues.

For suppression of cucumber beetles: Use 12.5 to 25 kg CropKote WP crop protectant per 500 liters of water. Do not exceed 25 kg of CropKote WP/ha per application. Apply at 5-7 day intervals with the first two applications 3 days apart starting prior to infestation of adult beetles. Use the higher concentration for the first application and the lower rate for all subsequent applications. During periods of wet weather reapply CropKote WP crop protectant as soon as foliage is dry to re-establish coverage.
There may be up to 5 applications per crop per year. Ground application only.
CropKote WP crop protectant may alter harvest parameters and may delay maturity. Closely monitor harvest parameters to determine optimal time to harvest.

DIRECTIONS FOR USE ON GRAPES
Spray Volume: Apply to near-drip. Do not apply to run-off to avoid waste and poor coverage.
Application of plain water via normal sprayer prior to harvest may help to reduce CropKote WP crop protectant residues. This may be particularly helpful for wine grapes.

For reduction of damage by leafhoppers (including eastern grape leafhopper, potato leafhopper, three banded leafhopper, Virginia creeper leafhopper and western grape leafhopper): Use 25 to 50 kg CropKote WP crop protectant per 1000 liters of water. Do not exceed 50 kg of CropKote WP/ha per application. Apply at 7 to 14 day intervals once initial infestation is detected by monitoring. For early applications, use 50 kg CropKote WP crop protectant per 1000 liters of water per hectare while follow-up applications may only require 25kg CropKote WP crop protectant per 1000 liters of water per hectare. Maintain good film coverage to maximize potential benefits of CropKote WP crop protectant.

CropKote WP crop protectant may alter harvest parameters and may delay maturity especially in white varieties. Closely monitor harvest parameters to determine optimal time to harvest. Changes in harvest parameters can affect final taste.

Wine grapes sprayed up to veraison will have minimal adherence to berries. Applications after veraison will adhere better to grape berries. Applications may be made up to the day of harvest.
For table grapes where a residual white film is not desired, do not apply CropKote WP crop protectant post-bloom.

Manufactured in Ione, CA
and Guaranteed by:
New Ag Technologies Inc.
1766 E. Belmont Ave.
Anaheim, CA 92805 USA
714-612-3286

CropKote *(WP)*

New Ag. Technologies Inc.

FOR ORGANIC AND CONVENTIONAL AGRICULTURE

DIRECTIONS FOR USE ON TREE NUTS, crop group 14 (walnuts, hazelnuts, sweet chestnuts, butternuts, pecans and hickory nuts).

Application Concentration: Apply 25 to 50 kg CropKote WP Crop Protectant per 1000 liters of water. For initial application, use 50 kg/1000 L. Subsequent applications may require only 25 kg/1000 L. A spray volume of up to 2000 L/ha containing 50-100 kg of CropKote WP Crop Protectant is recommended for larger trees (4.5 to 7 meters in height). Apply to near-drip. Do not apply to run-off to avoid waste and poor coverage. Ensure good film coverage to maximize potential benefits of CropKote WP Crop Protectant.

Application of plain water via normal sprayer prior to harvest may help to reduce CropKote WP Crop Protectant residues.
Pest Crop Application Timing
Leafrollers Walnuts and Hazelnuts

Begin applications just prior to green tip stage or at initial emergence of leafroller larvae, as determined by monitoring. Make initial application before larvae roll up into leaves. Make second application 7 days later. For subsequent generations, apply at 7-14 day intervals as larvae emerge.

Leafhoppers Sweet Chestnuts Begin applications within 3 days of first petal fall or at initial infestation, as determined by monitoring, and make subsequent applications every 7-14 days during infestation period.
Walnut husk fly (husk maggot)

Walnuts
Begin applications before expected oviposition or at first detection of infestation. Make second application 7 days later and subsequent applications at 7-14 day intervals as needed to maintain good film coverage.

Butternut curculio
Walnuts, Butternuts, Pecans and Hickory Nuts
Begin applications at first detection and make subsequent applications every 7 days as needed to keep nuts completely covered throughout egg-laying period.

Manufactured in Ione, CA
and Guaranteed by:
New Ag Technologies Inc.
1766 E. Belmont Ave.
Anaheim, CA 92805 USA
714-612-3286

New Ag. Technologies Inc.

Organic S.E.A. 2-2-2 Fertilizer

GUARANTEED ANALYSIS

Nitrogen	2%	Iron (Fe	1%
Phosphorous	2%	Zinc (Zn)	.2%
Soluble Potash (K_2O)	2%	Boron (B)	100ppm
Sulfur (S)	1%	Copper (Cu)	100ppm
Calcium (Ca)	15%	Molybdenum (Mo)	40ppm
Manganese (Mg)	1%	Nickel (Ni)	30ppm

NUTRIENTS DERIVED FROM:

Limestone, meat and bone meal, Leonardite, Dolomite, Sulfate of Potash, Lignin Sulfonate, Iron Sucrate, Manganese Sucrate, and Zinc Sucrate

ALSO CONTAINS NON- PLANT FOOD INGREDIENTS

1% Humic Acid derived from Leonardite. 25% Organic Matter and 3% Carbon (C) derived from Leonardite and meat and bone meal.

Purpose of Statement:

Provides plant nutritional minerals. For Monocotyledon crops, increases cell turgidity, resistance to lodging, provides favorable exposure of leaves to light, reduction of drought stress, tolerance to heat or cold stress. Increases agricultural production (rice and sugarcane).

Handling:

Not for Human Consumption. Keep out of the reach of children.

Use Protective Safety Goggles, NIOSHA approved respirator and overalls to keep skin contact to a minimum. Read SDS (Safety Data Sheet) for additional information prior to initial use. The SDS is available at www.newag.com. Information regarding the contents and levels of metals in this product is available by calling (209) 790-4535. Buyer assumes all risks of use, storage and handling of this product. Neither New Ag. Technologies nor its agent make any warranty, expressed or implied, except those listed on product packaging.

First Aid: Inhalation: remove to fresh air **Eye contact:** rinse cautiously with water

Skin Contact: rinse with water. In case of accidental skin exposure, remove contaminated clothing. Wash skin thoroughly with soap and water or use a recognized skin cleanser. In case of accidental eye exposure, irrigate copiously with clean water for at least 15 minutes, holding the eyelids apart and seek medical attention.

Directions for Use:

New Ag. Technologies Organic 2-2-2 Fertilizer may be broadcasted mechanically or by hand and then lightly incorporated onto the soil followed by heavy irrigation several days or weeks before final listing of beds or furrows.

New Ag. Technologies Organic 2-2-2 Fertilizer may also be incorporated below the seedbed when direct seed planting or spread by aircraft with broadcasting equipment such as a venturi system.

Application rates:

For Fruit Trees, Citrus and Nuts. On matured well producing orchards: incorporate between 400 kg. to 1000 kg. per hectare yearly as a post-harvest treatment. On newly established orchards: incorporate 1800 to 3000 kg. per hectare depending on the soil condition. On mid age orchards with indications of declining yields: incorporate as a post-harvest soil treatment at least 2000 kg. depending on soil conditions.

Vegetables and Row crops like melons, onions, bell peppers, and tomatoes. Incorporate 400 to 650 kg. per hectare per season at pre-planting. If soil compactness or sodium content are high and water conductivity is poor, application may vary up to 3000 kg. per hectare per year.

Vines. On matured well producing vineyards incorporate between 600 kg. to 1200 kg.. per hectare yearly as a post-harvest treatment. On newly established vineyards incorporate 1800 to 3000 kg. per hectare depending on the soil condition.

High Silicon accumulators of the Monocotyledon type such as corn, rice, sugar cane, and date palm: incorporate 1000 lbs. per acre per season at pre-plant for row crops and at post-harvest in established permanent crops.

Compatibility: This product has not been tested with, nor does the manufacturer recommend the additions of other products

WARNING

KEEP OUT OF REACH OF CHILDREN.

DO NOT INHALE OR INGEST PRODUCT.

MAY CAUSE IRRITATION TO EYES OR SENSITIVE SKIN.

MATERIAL SAFETY DATA SHEET IS AVAILABLE UPON REQUEST.

STORE SEALED IN A DRY LOCATION AFTER OPENING.

Information regarding the contents and levels of metals in this product is available on the internet at http://www.aapfco.org/metals.htm

LIMITED WARRANTY

New Ag Technologies warrants that this product conforms to the Guaranteed Analysis. Liability of New Ag Technologies is limited to the replacement of any product that does not meet these specifications. Buyer assumes all associated risks and New Ag Technologies will not be held liable for property damages or personal injury resulting for the use, storage or handling of this product.

NET WEIGHT

25kg.

Manufactured in Ione, CA and Guaranteed by:

New Ag Technologies Inc.
50 West Liberty Street
Suite 880
Reno, NV 89501